Exhibit 99.2

AMD Reports Second Quarter 2013 Results – CFO Commentary

July 18, 2013

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Q2 2013 Results

•	AMD revenue $1.16 billion, up 7% sequentially and down 18% year-over-year

•	Gross margin of 40%

•	Operating loss of $29 million, net loss of $74 million, loss per share of $0.10

•	Non-GAAP operating loss of $20 million, net loss of $65 million, loss per share of $0.09

Q2 2013 Commentary

Revenue was $1.16 billion, up 7% sequentially. Sequential revenue increase in the Computing Solutions segment of 12% was due to higher notebook, server and desktop unit shipments driven by increased demand for AMD-based products. Graphics and Visual Solutions segment revenue was down 5% sequentially.

Gross margin was 40% in Q2 2013 and included an $11 million benefit from sales of inventory that had been previously reserved in Q3 2012, which positively impacted gross margin by approximately 1 percentage point.

Operating expenses were $488 million. Non-GAAP operating expenses were $479 million, in line with previous guidance of approximately $480 million primarily due to realizing some benefits from our restructuring activities in the quarter as we drive towards our operating expense goal of approximately $450 million per quarter by Q3 2013.

•	R&D was $308 million, 27% of net revenue.

•	SG&A was $171 million, 15% of net revenue.

To derive non-GAAP operating expenses for Q2 2013, we excluded the impact of:

•	Amortization of acquired intangible assets of $4 million, and

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•	Restructuring charges, net of $5 million.

Non-GAAP operating loss was $20 million and non-GAAP net loss was $65 million.

To derive non-GAAP operating loss and non-GAAP net loss for Q2 2013, we excluded the impact of:

•	Amortization of acquired intangible assets of $4 million, and

•	Restructuring charges, net of $5 million.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $54 million down from $62 million in the prior quarter primarily due to the sale and lease back of our Austin, Texas “Lone Star Campus” in Q1 2013.

Interest expense was $42 million, down compared to the prior quarter.

Tax provision was $3 million in the quarter, compared to $2 million in the prior quarter.

Non-GAAP net loss per share was $0.09, calculated using 752 million basic shares. This includes the $11 million benefit in Q2 2013 from sales of inventory previously reserved in Q3 2012. Basic shares are used in the net loss per share calculation.

Adjusted EBITDA was $54 million, up from $40 million in the prior quarter.

Q2 2013 Reportable Segment Name Change

AMD’s Graphics reportable segment has been renamed Graphics and Visual Solutions. The new reportable segment nomenclature provides greater clarity on the product lines that comprise the segment and reflects the growing importance of gaming and semi-custom offerings to AMD. There is no change to the composition of this reportable segment from what was previously reported.

AMD’s two reportable segments continue to be comprised of the following:

•	the Computing Solutions segment, which includes microprocessors (MPUs), accelerated processing units (APUs), chipsets, embedded processors and servers; and

•	the Graphics and Visual Solutions segment is comprised of GPUs, including professional graphics, as well as revenue from semi-custom products and development and game console royalties.

Q2 2013 Segment Results – Computing Solutions

Computing Solutions segment revenue was $841 million, up 12% sequentially due to significantly higher notebook unit shipments and higher server and desktop unit shipments.

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•	Client product revenue increased sequentially primarily due to higher unit shipments in the quarter for notebook and desktop microprocessors.

•	Client microprocessor ASP decreased sequentially primarily due to product mix in the quarter.

•	Server microprocessor revenue increased sequentially due to increased unit shipments quarter-over-quarter.

•	Chipset revenue was flat sequentially.

AMD started shipping its next generation APU code-named “Temash” in the quarter. “Temash” is the world’s first 28nm, quad-core x86 SoC APU delivering the best graphics experience of any SoC for touch small form-factor notebooks, tablets and hybrids, 13-inches and below, enabling a superior HD media experience and high-end gaming. “Temash” delivers up to 172 percent more CPU performance per watt and up to 212 percent better graphics performance per watt than its predecessor1,2 and up to 12 hours of resting battery life3.

Computing Solutions operating income was $2 million, an improvement from an operating loss of $39 million in Q1 2013. The Q1 2013 operating loss included the impact of a $20 million benefit from sales of inventory that had been previously reserved in Q3 2012 and Q2 2013 operating income included the impact of a similar $11 million benefit.

Q2 2013 Segment Results – Graphics and Visual Solutions

Graphics and Visual Solutions segment revenue was $320 million, down 5% compared to the prior quarter.

•	Graphics and Visual Solutions segment revenue was down 5% sequentially due to lower game console royalties.

•	Graphics and Visual Solutions segment ASP was down compared to the prior quarter.

•	Professional Graphics recorded another record quarter of sales.

Graphics and Visual Solutions segment operating income was breakeven, down from $16 million in the prior quarter primarily due to lower game console royalties.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.1 billion as of the end of Q2 2013 in-line with our target cash balance of $1.1

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billion and well above our minimum $700 million level. During the quarter AMD made a $40 million cash payment to GLOBALFOUNDRIES (GF) related to the reduction of wafer purchase commitments in 2012, as provided in the Third Amendment to the Wafer Supply Agreement (WSA).

Accounts Receivable at the end of the quarter was $670 million, up $25 million compared to the end of Q1 2013 due to higher revenue.

Inventory was $711 million exiting the quarter, up $98 million compared to the end of Q1 2013 as product inventory grew as expected largely driven by semi-custom products and the ramp of new products for the PC space to support growth in the second half of the year.

Accounts Payable was $402 million up $101 million compared to $301 million in the prior quarter mainly due to the timing of payments and purchases.

Payable to GLOBALFOUNDRIES (GF) line item on the Balance Sheet includes all amounts due to GF by AMD. The remaining balance of payments related to the reduction of wafer purchase commitments in 2012, as provided in the Third Amendment to the WSA is $200 million which will be paid in Q1 2014.

Long-term debt and capital lease obligations, including current portion as of the end of the quarter was $2.05 billion, flat compared to Q1 2013.

Net cash used in operations was $35 million. Non-GAAP free cash flow was negative $63 million.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 30, 2013.

For Q3 2013 we expect:

•	Revenue to increase 22% sequentially, +/-3%.

•	Gross margin to be approximately 36%.

•	Operating expenses to be approximately $450 million.

•	At the mid-point of revenue guidance to be profitable at the net income level.

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•	Inventory to increase to approximately $800 million largely based on semi-custom product builds.

For 2013 we expect:

•	Capital expenditures of approximately $150 million for the year.

•	Taxes of approximately $4 million per quarter.

•	Positive Free Cash Flow in the second half of 2013.

•	Operating Profitability in the second half of 2013.

•	To maintain cash balances in the optimal zone of $1.1 billion for the year and well above the target minimum of $700 million.

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For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures:

To supplement the Company’s financial results presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in the commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the applicable period: for all periods presented, except for the second quarter of 2012, the Company also included an adjustment for net restructuring and other special charges, and for the second quarter of

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2012, the Company included an adjustment related to a legal settlement with a third party. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q2-13	Q1-13	Q2-12
GAAP gross margin	$459	$445	$638
GAAP gross margin %	40%	41%	45%
Legal settlement	—	—	(5)
Non-GAAP gross margin	$459	$445	$643
Non-GAAP gross margin %	40%	41%	46%
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Millions)	Q2-13	Q1-13	Q2-12
GAAP operating expenses	$488	$543	$561
Amortization of acquired intangible assets	4	5	4
Restructuring and other special charges, net	5	47	—
Non-GAAP operating expenses	$479	$491	$557
Reconciliation of GAAP to Non-GAAP Operating Income (Loss)
(Millions)	Q2-13	Q1-13	Q2-12
GAAP operating income (loss)	$(29)	$(98)	$77
Amortization of acquired intangible assets	(4)	(5)	(4)
Restructuring and other special charges, net	(5)	(47)	—
Legal settlement	—	—	(5)
Non-GAAP operating income (loss)	$(20)	$(46)	$86

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q2-13		Q1-13		Q2-12
GAAP net income (loss) / Earnings (loss) per share	$(74)	$(0.10)	$(146)	$(0.19)	$37	$0.05
Amortization of acquired intangible assets	(4)	(0.01)	(5)	(0.01)	(4)	(0.01)
Restructuring and other special charges, net	(5)	(0.01)	(47)	(0.06)	—	—
Legal settlement	—	—	—	—	(5)	(0.01)
Non-GAAP net income (loss) / Earnings (loss) per share	$(65)	$(0.09)	$(94)	$(0.13)	$46	$0.06

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Reconciliation of GAAP operating income (loss) to Adjusted EBITDA

(Millions)	Q2-13	Q1-13	Q2-12
GAAP operating income (loss)	$(29)	$(98)	$77
Legal settlement	—	—	5
Depreciation and amortization	54	62	61
Employee stock-based compensation expense	20	24	26
Amortization of acquired intangible assets	4	5	4
Restructuring and other special charges, net	5	47	—
Adjusted EBITDA	$54	$40	$173

Non-GAAP free cash flow reconciliation

(Millions)	Q2-13	Q1-13	Q2-12
GAAP net cash provided by (used in) operating activities	$(35)	$(155)	$81
Purchases of property, plant and equipment	(28)	(20)	(39)
Non-GAAP free cash flow	$(63)	$(175)	$42

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the third quarter of 2013 and fiscal 2013, including revenue, gross margin, operating expenses, profitability, inventory, capital expenditures, taxes; our optimal and minimum cash balance; our ability to achieve our target quarterly operating expenses by the third quarter of 2013; and our ability to achieve positive free cash flow and operating profitability in the second half of 2013; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s current plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market and at mature yields on a timely basis; that its third party wafer foundry suppliers will be unable to transition the company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products; the company’s requirements for wafers are less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die the company receives from each wafer; that the company is unable to successfully implement its long-term business strategy; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that

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global business and economic conditions will not continue to improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 30, 2013.

1.

Test conducted in AMD Labs measuring performance per watt based on system level performance with PCMark 7. Scores were divided by the platform’s TDP wattage where the AMD C-70 APU is 9W and the AMD A4-1200 APU is 4W, to produce a performance-per-watt (ppw) value. The A4-1200 APU scored 1029 on PCMark 7 for a ppw of 257 while the C-70 APU scored 850 on PCMark 7 for a ppw of 94 ppw. The systems tested are the AMD “Larne” reference platform with a configuration including the A4-1200 APU with Radeon™ HD 8180 graphics, 4GB DDR3-1066 system memory and the “Inagua” reference platform with the AMD C-70 APU with Radeon HD 7310 graphics, 2x 2GB DDR3-1066 system memory. Both systems were running Microsoft Windows 8. AMD tests are performed on optimized AMD reference systems. PC manufacturers may vary their configuration yielding different results. TEM-27

2.

Test conducted in AMD Labs measuring performance per watt based on visual performance with 3DMark 11 – Performance (1280x1024). Scores were divided by the platform’s TDP wattage where the AMD C-70 APU is 9W and the AMD A4-1200 APU is 4W, to produce a performance-per-watt (ppw) value. The A4-1200 APU scored 297 on 3DMark 11 for a ppw of 74.25 while the C-70 APU scored 214 on 3DMark 11 for a ppw of 23.78 ppw. The systems tested are the AMD “Larne” reference platform with a configuration including the A4-1200 APU with Radeon™ HD 8180 manufacturers may vary their configuration yielding different results. TEM-25

3.

Power projections based on calculations carried out by AMD Performance Labs measuring total system and individual component power at Windows Idle and under various system loads while web browsing and/or viewing a 9:57 minute online video in h.264 format, viewed at 1080P setting at 100 nits. The AMD “Larne” reference platform is projected to measure APU power at 1.2 W at idle, 1.40 W during web browsing, 2.35 W during video playback and 0.02 W during a system S3 “sleep” state. Total system power for the reference platform is projected at 2.8 W at idle, 3.7 W during web browsing, 5.3 W during video playback and 0.07 W during a system S3 “sleep” state. Battery life calculations were derived using a 35Whr battery pack at 98% utilization. The power projections are based on the “Larne” reference system with a configuration including the A4-1200 Dual Core 1.0GHz APU, AMD Radeon™ HD 8180 series graphics, 2GB DDR3-1066 system memory and Microsoft Windows 8. TEM-1

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